Exhibit 99.1

AV Homes, Inc. Announces Closing of Private Placement of Senior Notes

Scottsdale, AZ (May 18, 2017) — AV Homes, Inc. (NASDAQ:AVHI) (“AV Homes” or the “Company”) today announced that it has closed its previously announced private offering of $400 million of 6.625% Senior Notes due 2022 (the “2022 Notes”). As previously announced, the 2022 Notes were priced to investors at 100.000% of their principal amount. The Company intends to use the proceeds from this offering (i) to fund the repurchase or redemption of any and all of the $200 million in aggregate principal amount of its outstanding 8.500% Senior Notes due 2019, (ii) to pay amounts currently outstanding under its existing senior secured revolving credit facility, totaling approximately $30 million and (iii) for general corporate purposes, which may include the financing of acquisitions.

The 2022 Notes and related guarantees were sold to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States, to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to, and in accordance with, Rule 135(c) under the Securities Act of 1933, as amended.

ABOUT AV HOMES

AV Homes is a homebuilder engaged in the business of homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted near Jacksonville and Orlando, Florida, Phoenix, Arizona and Raleigh and Charlotte, North Carolina. The Company focuses on the development and construction of (i) primary residential communities, which serve first time and move-up buyers, and (ii) active adult communities, which are age-restricted to the age 55 and over active adult demographic. AV Homes common shares trade on NASDAQ under the symbol AVHI.

FORWARD-LOOKING STATEMENTS

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com